                    Total Control Products, Inc. and Subsidiaries
                          Computation of Earnings Per Share

                                             Three Months Ended            Six Months Ended
                                                 September 30,                September 30,
                                         ------------------------   ---------------------------
                                           1996           1997          1996             1997
                                           ----           ----          ----             ----
COMPUTATION OF NET INCOME (LOSS)
  PER SHARE:
Net income (loss) available for
  common shareholders. . . . . . . . . $(4,341,134)    $1,087,882   $(7,478,672)      $1,936,420
Interest on convertible debt, net
  of tax benefit . . . . . . . . . . .           -(a)           -             -(a)             -
                                       -----------     ----------   -----------       ----------
Net income (loss) adjusted for "as
  if converted" common stock
  equivalents. . . . . . . . . . . . . $(4,341,134)    $1,087,882   $(7,478,672)      $1,936,420
                                       -----------     ----------   -----------       ----------
                                       -----------     ----------   -----------       ----------
Weighted average shares
  outstanding, exluding SAB 83
  shares issued. . . . . . . . . . . .   4,689,948      7,653,577     4,656,012        7,653,577

Non-SAB 83 option grants
  (granted prior to 12/20/95). . . . .           -(a)     104,650             -(a)       103,451

Conversion of subordinated
  debentures . . . . . . . . . . . . .           -(a)           -             -(a)             -
SAB 83 shares. . . . . . . . . . . . .   1,003,591        119,338     1,003,591           90,915
                                       -----------     ----------   -----------       ----------
Adjusted weighted average
  shares outstanding . . . . . . . . .   5,693,539      7,877,565     5,659,603        7,847,943
                                       -----------     ----------   -----------       ----------
                                       -----------     ----------   -----------       ----------

Net income (loss) per share. . . . . . $     (0.76)    $     0.14   $     (1.32)      $     0.25
                                       -----------     ----------   -----------       ----------
                                       -----------     ----------   -----------       ----------


(a) Not considered in earnings per share calculation as effect would be anti-dilutive.

THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31 AND SEPTEMBER 30, 1997 AND FOR EACH OF THE THREE MONTHS AND SIX MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH CONSOLIDATED FINANCIAL STATEMENTS.